August 24, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Canyon Copper Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Canyon Copper Corp. dated August 24, 2010. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K.

Very truly yours,

MANNING ELLIOTT LLP

/s/ “Manning Elliott LLP”

Chartered Accountants
Vancouver, Canada